UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2016

KBS STRATEGIC OPPORTUNITY REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	333-192331	46-2822978
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of Lincoln Court (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On May 20, 2016, KBS Strategic Opportunity REIT II, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Lincoln Court Owner”), acquired from CRP Lincoln, L.L.C. an office property containing 123,529 rentable square feet located on approximately 4.2 acres of land in Campbell, California (“Lincoln Court”). The seller is not affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”).
The purchase price of Lincoln Court was $51.5 million plus closing costs. The Company funded the acquisition of Lincoln Court with proceeds from the Lincoln Court Mortgage Loan (discussed in Item 2.03 below) and proceeds from the Company’s ongoing initial public offering.
Lincoln Court was built in 1985 and is approximately 98% leased to 35 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of Lincoln Court is approximately $4.9 million. The current weighted-average remaining lease term for the tenants is approximately 1.9 years.  The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $32.77 per square foot.
Currently, Firetide, Inc., a tenant in Lincoln Court in the telecommunications industry, individually occupies 14,466 rentable square feet, or approximately 12% of the total property rentable square feet at Lincoln Court. Its lease expires on September 30, 2018, with a five-year extension option. The current annualized base rent for this tenant is approximately $0.5 million and the current remaining lease term is approximately 2.4 years. The current average rental rate over the remaining lease term is $36.00 per square foot. This tenant represents approximately 10% of the aggregate annual effective base rent of Lincoln Court.
ITEM 2.03 CREATION OF A DIRECT OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET
ARRANGEMENT OF REGISTRANT
On May 20, 2016, in connection with the Company’s acquisition of Lincoln Court, the Lincoln Court Owner entered into a four-year mortgage loan with U.S. Bank National Association (the “Lender”), an unaffiliated lender, for borrowings of up to $36.2 million secured by Lincoln Court (the “Lincoln Court Mortgage Loan”). At closing, $33.5 million of the loan was funded and the remaining $2.7 million was available for future disbursements to be used for tenant improvement costs, subject to certain terms and conditions contained in the loan documents.
The Lincoln Court Mortgage Loan matures on June 1, 2020, with one-year extension option, subject to certain terms and conditions contained in the loan documents, including the payment of an extension fee, equal to 0.125% of the amount committed under the loan. The Lincoln Court Mortgage Loan bears interest at a floating rate of 175 basis points over one-month LIBOR. The Lincoln Court Owner has the right to repay the loan in whole at any time, or in part from time to time. Prepayments made before June 1, 2017 are subject to an exit fee equal to 0.5% of any principal amount prepaid.
KBS SOR US Properties II LLC (“SOR US Properties II”), the Company’s indirect wholly owned subsidiary, is providing a limited guaranty of the Lincoln Court Mortgage Loan with respect to certain potential fees, costs, expenses, losses or damages incurred or suffered by the lender as a result of certain intentional actions committed by the Lincoln Court Owner in violation of the loan documents. SOR US Properties II is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Lincoln Court Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Lincoln Court Owner, certain direct or indirect transfers or financings of Lincoln Court in violation of the loan documents and the violation of certain other terms of the loan documents by the Lincoln Court Owner.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for Lincoln Court described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before August 5, 2016, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT II, INC.

Dated: May 23, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary